Exhibit 10.1

Covanta Holding Corporation 445 South Street Morristown, NJ 07960 Tel 862 345 5000

January 5, 2015

Stephen J. Jones

2556 Washington Lane

Bethlehem, PA 18015

Dear Steve:

I am pleased to offer you the position of President and Chief Executive Officer for Covanta Holding Corporation (the “Corporation”) reporting solely and directly to our Board of Directors. Your employment by the Corporation will be effective January 5, 2015, with your appointment as President and Chief Executive Officer to be effective following your appointment by the Board of Directors at its regularly scheduled meeting on or about March 5, 2015. By action of the Board of Directors at such meeting, you will also be appointed as a member of the Corporation’s Board of Directors and will be nominated by the Nominating and Governance Committee for a seat on such Board of Directors each year during your employment by the Corporation.

Your base annual compensation for this position will be $675,000, subject to annual review for increase (but not subject to decrease without your consent). In addition you will be entitled to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as approved by the compensation committee. This will include, without limitation, the annual cash bonus program for 2015 and all other years during which you are employed by the Corporation, with bonus payments ranging from 0 to 200% of the bonus target based on specific individual and corporate performance criteria as recommended and approved by the compensation committee. Your bonus target during the period of your employment with the Corporation will be 100% of your base annual compensation and you will be guaranteed to receive a bonus payment of at least 100% of base annual compensation with respect to 2015.

You will also be eligible to participate in all equity programs approved by the compensation committee. Currently these programs include, without limitation, the Long Term Incentive Plan (LTIP). Awards under the LTIP program as currently approved include annual grants of restricted stock that vest one third each year over three years and performance equity awards which pay up to 200% of target based upon the Corporation’s total stockholder return (“TSR”) as measured against three peer groups, and vest based upon the Corporation’s relative performance measured over a three year period. You will receive an initial restricted stock grant in 2015 equal to approximately $450,000 and a TSR performance award, the target payout of which will be equal to approximately $900,000, pursuant to award agreements which are no less favorable to you and no more restrictive than the forms of award agreements attached to this letter. These awards will be granted upon your appointment as President and Chief Executive Officer at the March 5, 2015 Board of Directors meeting. Equity awards for years after 2015 will be determined at the reasonable discretion of the Corporation’s compensation committee and will be subject to the approval of the Board of Directors and the terms of the Corporation’s Equity Award Plan, including non-competition, non-solicitation and confidentiality covenants; provided that if your target equity award amount for any year after 2015 is less than 190% of your then-current annual base compensation, and the same percentage decrease in target equity award amount does not apply to all senior executive officers of the Company, you may resign from your employment with the Company within 180 days following the date on which you are notified of your equity award for such year and such resignation shall be treated as a termination of your employment by the Company without cause for the purposes of any severance plan, policy, practice or agreement to which you are then subject (including, without limitation, the Severance Plan for Senior Officers or any successor thereto). For the avoidance of doubt, for your initial grant of equity awards in 2015, withholding obligations on those equity awards you receive from the Corporation may be settled using shares of Corporation stock, including, without limitation, shares issued or to be issued in connection with the vesting and settlement of any such award pursuant to the terms of the applicable equity award agreement.

For purposes of Section 8(b)(i) of the Severance Plan for Senior Officers (or any successor thereto), your target bonus will be used to calculate severance if your employment is terminated prior to January 1, 2017.

All equity holdings, including vested and unvested grants, are subject to the stock ownership guidelines for senior management. The current guideline for the President and Chief Executive Officer position is to hold stock valued at four (4) times base salary with five (5) years to accomplish that level.

At all times during your employment with the Corporation you will be (i) eligible to participate in all of Covanta Energy Corporation’s benefit plans, programs and policies applicable to senior officers of the Corporation, which include, without limitation, various life, health and accident insurance plans and savings plan, and (ii) indemnified to the fullest extent permitted by Delaware law and covered by any Director and Officer Liability insurance maintained by the Corporation for its senior executive officers (which, for the avoidance of doubt, shall continue to cover you after the termination of your employment with respect to any liability with respect to your employment, subject to applicable standards of conduct under the Delaware General Corporation Law, any director and officer indemnification agreement entered into with the Corporation and/or applicable Director and Officer Liability insurance policies, as the case may be) and the Severance Plan for Senior Officers (or any successor thereto); provided, however, that in the event of any modification, amendment or termination of the Severance Plan for Senior Officers after the date hereof, you shall continue to be entitled to benefits thereunder no less favorable than those as in existence on the date hereof. You and the Corporation shall enter into the director and officer indemnification agreement attached hereto on or before the date hereof. Any separation or termination agreement entered into by you and the Corporation pursuant to the Severance Plan for Senior Officers and/or otherwise shall include mutual non-disparagement covenants and any release of claims you may enter into in connection with any such separation or termination shall be a mutual release of claims by you and the Corporation. A copy of the Severance Plan for Senior Officers in effect of the date hereof is attached hereto as Exhibit A. Additionally, you will be eligible to accrue four weeks of vacation per year. Relocation assistance will be provided in accordance with Covanta’s standard policy; provided, however, that in lieu of relocation, if requested the Corporation will also obtain a reasonable corporate apartment in Morristown, New Jersey for your use.

The Corporation will also reimburse up to $15,000 in legal expenses incurred in connection with the review of these compensation arrangements, including, without limitation, all awards granted or benefits provided in 2015 in accordance with the terms of this letter and the agreements and exhibits attached hereto.

Subject to the approval of the Nominating and Governance Committee, which approval shall not be unreasonably withheld, you may serve on one (1) additional board of directors of a company, provided that such service does not conflict with or detract from the performance of your duties as President and Chief Executive Officer of the Corporation.

Please acknowledge acceptance of this offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.

Sincerely,

/s/ Timothy J. Simpson

Timothy J. Simpson

Executive Vice President and General Counsel

Accepted:

/s/ Stephen J. Jones

Name: Stephen J. Jones

Date: January 5, 2015

cc:	David Barse, Chair Nominating and Governance Committee

Peter C.B. Bynoe, Chair Compensation Committee

David S. Stone, Esq.